Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany, Catalyst Pharmaceutical	Melody Carey, Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

Catalyst Pharmaceutical Partners Regains Compliance

with NASDAQ Minimum Bid Price Rule

CORAL GABLES, FL, April 26, 2010 — Catalyst Pharmaceutical Partners, Inc. (NasdaqCM: CPRX) announced today that it has received notice from The NASDAQ Stock Market (“NASDAQ”) confirming that the Company has regained compliance with the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market.

As previously announced, on November 13, 2009 NASDAQ notified the Company that the bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive business days, and, as a result, the Company was not in compliance with Listing Rule 5550(a)(2)(“Rule”). The Company was provided 180 calendar days, or until May 12, 2010, to regain compliance with the Rule.

On April 26, 2010, NASDAQ notified the Company that the closing bid price of its common stock has been at $1.00 per share or greater for at least 10 consecutive business days. Accordingly, NASDAQ has confirmed to the Company that the Company has regained compliance with the minimum bid price rule and that the matter is now closed.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a development-stage biopharmaceutical company focused on the development and commercialization of prescription drugs targeting diseases of the central nervous system with a focus on the treatment of drug addiction and epilepsy. Catalyst has two products in development, and is currently evaluating the lead product candidate, CPP-109 (vigabatrin, a GABA aminotransferase inhibitor) for the treatment of cocaine addiction. CPP-109 has been granted “Fast Track” status by the U.S. Food & Drug Administration (FDA) for the treatment of cocaine addiction, which indicates that the FDA has recognized that CPP-109 is intended for the treatment of a serious or life-threatening condition for which there is no effective treatment and which demonstrates the potential to address an unmet medical need. Catalyst also expects to evaluate CPP-109 for the treatment of other addictions and obsessive-compulsive disorders. Catalyst is also in the early stages of developing CPP-115, another GABA aminotransferase inhibitor that could be more potent than vigabatrin but may have reduced side effects (e.g., visual field defects, or VFDs) from those associated with vigabatrin. Catalyst is planning to develop CPP-115 for several indications, including epilepsy and drug addiction. Catalyst believes that it controls all current intellectual property for drugs that have a mechanism of action related to GABA aminotransferase. For more information about the Company, go to www.catalystpharma.com.

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